Exhibit 5.7

CMS Cameron McKenna LLP

Saltire Court
Ocean Rig UDW Inc. 10 Skopa Street, Tribune House 2nd Floor, Office 202 CY 1075 Nicosia, Cuprus	20 Castle Terrace Edinburgh EH1 2EN
DX 553001, Edinburgh 18 Legal Post LP-2, Edinburgh 6

T +44 131 228 8000 F +44 131 228 8888
(the "Parent Company")
www.cms-cmck.com

Direct +44 131 200 7643 E gordon.hay@cms-cmck.com

March, 17 2015
Your ref
Our ref	TAFP/GOHA/130294.00037

Dear Ladies and Gentlemen,
Shelf Registration Statement in respect of Securities of the Parent Company and guarantees of the Parent Company's debt securities by certain of its subsidiaries (the "Registration Statement")
We act as Scottish solicitors to:
(a)	Ocean Rig Limited, a company incorporated in Scotland with limited liability (Registered Number SC343123); and
(b)	Ocean Rig UK Limited, a company incorporated in Scotland with limited liability (Registered Number SC180925).
(together being the "Companies" and "Company" shall be construed accordingly) in connection with the Registration Statement covering, among other things, guarantees of the Parent Company's debt securities by certain of its subsidiaries, including the Companies (each, a "Subsidiary Guarantee")

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UK - 205643007.1

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word "partner" to refer to a member, or an employee or consultant with equivalent standing and qualifications.  It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at www.cms-cmck.com
CMS Cameron McKenna LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG's member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name "CMS" and the term "firm" are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com
Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

You have requested our opinion set out in paragraph 3 of this opinion letter (being subject to the assumptions, qualifications, reservations and observations contained in, or referred to in this opinion letter).
We have not advised the Companies or the Parent Company or assisted them (or any of them) in any way in relation to the terms of the Registration Statement, the related offering documents or any other matters or documents. On these matters the Companies and the Parent Company have been separately advised by their lawyers qualified in the relevant jurisdiction.
1.	DOCUMENTS EXAMINED
For the purpose of giving this opinion we have examined the following documents:
1.1	an electronic copy of the certificate of incorporation of each Company (and any certificate of incorporation on change of name) obtained today from Companies House online;
1.2	an electronic copy of the Articles of Association of each Company obtained from Companies House online on 17th March 2015;
1.3	a Certificate of Good Standing issued by Companies House in respect of Ocean Rig Limited dated 17th March 2015;
1.4	a Certificate of Good Standing issued by Companies House in respect of Ocean Rig UK Limited dated 17th March 2015;
1.5	an electronic copy of a unanimous board resolution of the directors of Ocean Rig Limited dated 13th March 2015;
1.6	an electronic copy of a unanimous board resolution of the directors of Ocean Rig UK Limited dated 13th March 2015;
1.7	the results of our online search on 17th March 2015 of the public records of each Company on file and available for inspection at Companies House and the results of telephone searches made by us in respect to winding up petitions and the court appointment of an administrator relating to each Company with the Petition Department of the Court of Session, on 17th March 2015 2015 at 9:15 am;
1.8	a Millar & Bryce company search and insolvencies search of each Company dated 17th March 2015 and brought down to 16th March 2015 (together with the matters in paragraphs 1.1 and 1.3, the "Searches"); and
1.9	a form of senior indenture and subordinated indenture in respect of the Parent Company previously filed by the Parent Company with the Securities and Exchange Commission on September 7, 2010 (the "Indentures"),
Except as mentioned above, we have not examined any agreements, instruments, records or other documents, and have not made any enquiries or other investigations whatsoever, relating to or concerning the Companies or any other parties in connection with the giving of this opinion.

2.	ASSUMPTIONS
In considering the documents referred to above we have assumed:
2.1	the genuineness of all signatures and seals on any such documents and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;
2.2	the accuracy and completeness of all facts stated in any such documents and of all representations and warranties given by or in respect of any party to any documents (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);
2.3	the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us in electronic form (including, without prejudice to the generality of the foregoing pdf electronic copies) or as photocopies or facsimile transmitted copies or other copies of originals and the authenticity and completeness of the originals from which such copies were taken and that all translations of any such documents are accurate;
2.4	that each of the documents referred to in paragraph 1 was accurate and complete and remains accurate and complete as at the date of this opinion letter and was not and is not misleading or incorrect in any respect and does not fail to disclose any matters which would be relevant in the context of the giving of the opinions contained in this opinion letter;
2.5	the absence of any other arrangements between the parties to the Subsidiary Guarantees which may modify or supersede any of the terms of the Subsidiary Guarantees;
2.6	none of the transactions contemplated by the Subsidiary Guarantees will infringe the terms of, or constitute a default under, any agreement, indenture, contract, mortgage, deed or other instrument to which a Company is a party or by which any of its property, undertaking, assets or revenues are bound (other than the documents set forth in paragraph 1 to which any Company is bound);
2.7	any documents not governed by Scots law would be interpreted in the same way as an Scottish court would interpret them, and Scottish courts would not give effect to any provision in such documents that is dependant on foreign law concepts that are not recognised under Scottish law;
2.8	that none of the Companies has passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of any Company, that no application has been made to a court for an administration order in respect of any Company and no administration order has been made by the court in relation to any Company, that no appointment of an administrator of any Company has been made out of court and no notice of intention to appoint an administrator has been given or lodged with the court in respect of any Company and that no receiver, trustee, administrator, provisional liquidator, administrative receiver, judicial factor or similar officer has been appointed in relation to any Company or any of its assets or revenues and no Company is subject to any similar insolvency proceedings or equivalent or similar process, action, application or appointment in any other jurisdiction;

2.9	that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion letter. It should be noted, however, that:
2.9.1	a search at Companies House is not capable of revealing whether or not a winding-up petition has been presented or an application for an administration order has been made or whether or not any documents have been filed with the court in relation to the appointment of an administrator out of court or whether a judicial factor has been appointed;
2.9.2	notice of a winding-up order or resolution, notice of an administration order, notice of the appointment of an administrator and notice of the appointment of an administrative receiver or other receiver need not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned after the relevant notice is so filed;
2.9.3	not all company charges are required to be registered with the Registrar of Companies (i.e. Companies House) under Section 878 of the Companies Act 2006 and it may be that charges (which are registerable) have been granted but not registered yet;
2.9.4	the telephone searches, with respect to winding up petitions and the court appointment of an administrator in respect of each Company with the Petition Department of the Court of Session, are not reliable for the purpose of revealing whether or not a petition for a compulsory winding up has been presented or an application for an administration order has been made since there may be a delay in notice if such a petition or application being entered on the records of the relevant court records and, as the courts are under no obligation to provide such information, the courts provide no assurance or guarantee of the accuracy of the information they provide in response to telephone or other queries;
2.10	that any person, where it is carrying on, or purporting to carry on, any regulated activity in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 ("FSMA") in connection with any documents is at all times either an authorised person permitted to carry on that relevant regulated activity, or an exempt person in respect of that relevant regulated activity, in each case under FSMA and has complied with all applicable provisions of FSMA and any applicable secondary legislation made under it with respect to that relevant regulated activity;
Our opinion is confined to, and given on the basis of, Scottish law as applied by the Scottish courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than Scotland and we do not express or imply any opinion thereon.  Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than Scotland (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in Scotland in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under Scottish law).  The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 3 below and do not extend to and are not to be read as extending by implication to any other matters.  We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Scottish law as at the date of this opinion letter.
3.	OPINIONS
Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in paragraph 4 below and to any matters not disclosed to us, we are of the opinion that:
3.1	each Company is a private limited liability company duly incorporated, validly existing and registered under the law of Scotland and has the capacity to execute, enter into and perform its obligations under a Subsidiary Guarantee; and
3.2	each of the Companies has duly taken all necessary corporate action to authorise the filing of the Registration Statement with the Securities and Exchange Commission.
4.	QUALIFICATIONS
The opinions expressed in this opinion letter are subject to the following reservations, qualifications and observations:
Enforceability of Claims
4.1	we do not express any view on whether any documents create rights or obligations, whether any provisions of any documents are legal, valid, binding or enforceable, or are of a type and form generally enforceable or generally enforced by the Scottish courts or whether any right in security is created by, or any ranking or priority is regulated by, any documents. Further we do not express any view on any requirements of registration/filing in respect of any documents or their terms.
4.2	claims made against any Company may become barred under the Prescription and Limitation (Scotland) Act 1973 as amended (and all other related Scottish prescription and limitation legislation) or may be or become subject to defences of set off, compensation, right of retention, balancing of accounts or counterclaim ("Set-Off Rights");
4.3	the rights and obligations of the parties to any documents may be affected by the provisions of Scottish law applicable to contracts held to have been frustrated by events happening after their execution;
4.4	to the extent that any documents provide that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty. However, this does not affect the validity or enforceability of any other provisions of any documents dealing with the consequences of any failure to agree on or negotiate the relevant matter;
4.5	any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those provisions would be determined by a Scottish court in its discretion. Also, in some circumstances a Scottish court would not give effect to any provision in a document which provides that in the event of any invalidity, illegality or unenforceability of any provision of such document the remaining provisions thereof shall not be impaired, in particular if to do so would not accord with the public policy or involve the court in making a new contract for the parties;

4.6	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has entered into that contract on the basis of a mistake or has been induced to enter into that contract by a misrepresentation and the Scottish courts will generally not enforce an obligation if there has been a fraud;
4.7	where it can be shown that the directors of a company were not acting in good faith or considering the best interests of a company when entering into an agreement, or were otherwise in breach of their fiduciary duties, such agreement could be set aside;
4.8	the Unfair Contract Terms Act 1977 purports to invalidate or replace by mandatory provisions certain contractual provisions falling within the ambit of the Act. We express no opinion as to whether the provisions of that Act may apply in that way;
4.9	the enforceability of any documents may be prejudiced insofar as those agreements, or any of them, or any of their terms conflict with any provision of any competition law or regulation applicable in the European Union, the United Kingdom or any other applicable jurisdiction, notwithstanding the fact that all necessary filing with the relevant authorities may have been appropriately and timely made;
4.10	the exercise of the powers and remedies in terms of any documents or otherwise vested by law will be subject to general equitable principles regarding the enforcement of security in Scotland and the general supervisory powers and discretion of the Scottish courts;
General Principles and Insolvency
4.11	the binding nature and enforceability of the obligations of each Company under any documents are subject to matters of public policy, equitable considerations and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws of general application relating to or affecting the rights of creditors or by the application of equitable considerations or public policy or mandatory rules of Scottish law.
4.12	any guarantee given by a private company which guarantees repayment of indebtedness incurred in connection with the acquisition of shares in that company (or in a private holding company, whether intermediate or ultimate) of that company) (and any security interest granted by that company in respect of that guarantee) will not constitute unlawful financial assistance under Sections 678 or 679 of the Companies Act 2006, but may, in certain circumstances, constitute an unlawful distribution or reduction of capital;
4.13	the guarantees given by any person in any documents are subject to all applicable principles of Scottish law which may operate to exonerate, discharge, reduce or extinguish the liabilities of Companies notwithstanding the express terms of such guarantees;
EU Council Regulation on Insolvency Proceedings
4.14	the binding nature and enforceability of the obligations of any Company under any documents and the validity and enforceability of any security interest over the assets and property of any Company constituted by any documents may be affected by the opening of "insolvency proceedings" (within the meaning of the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings) (the "EU Insolvency Regulation") against that Company by the courts of another EU member state (other than Denmark) or as a result of the Scottish courts being required under that Regulation to give effect to the law of that member state, or to recognise or enforce any judgment of a court of that member state, concerning the opening, course and closure of those proceedings;
4.15	the enforceability of the obligations of any Company under any documents and the enforceability of any security interest over the assets and property of any Company constituted by any documents may be affected by the recognition by the English courts of any "foreign proceeding" (within the meaning of the Cross-Border Insolvency Regulations 2006 (S.I. 2006 No. 1030)) taking place in respect of that Company or any other party to any documents in a non-EU member state in which it has its "centre of main interests" or an "establishment" (as defined in those Regulations) at the time the foreign proceeding is commenced;
Scottish Proceedings
4.16	(a) a Scottish court has power to sist (i.e. stay) an action where it is shown that it can, without injustice to the pursuer, be tried in a more convenient forum or if concurrent proceedings are being brought elsewhere; (b) under the rules of procedure applicable, the Scottish court may, at its discretion, order a pursuer in an action, being a party who is not ordinarily resident in the United Kingdom, to provide caution for expenses; and (c) service of proceedings must be effected in accordance with the relevant provisions of the Companies Act 2006 or the Rules of the Scottish courts. Anyone pursuing an action against the Companies in respect of a Subsidiary Guarantee will be required in any relevant summons to narrate the grounds of jurisdiction under the relevant legislation and state why the Scottish court has jurisdiction. We express no opinion as to the ability of any person to sue a Company as pursuer outwith Scotland for the enforcement of any of rights against a Company under any documents;
4.17	any guarantee or third party security granted by a company is liable to be set aside subsequently on the ground that:
4.17.1	the giving of the guarantee or security constituted a "gratuitous alienation" within the meaning of Section 242 of the Insolvency Act 1986 or was an "extortionate credit transaction" within the meaning of Section 244 of the Insolvency Act 1986 or there was inadequate consideration for such guarantee/security under Scottish law; or
4.17.2	the giving of the guarantee or security constituted an "unfair preference" given to a person within the meaning of Section 243 of the Insolvency Act 1986; or
4.17.3	the directors of the company were acting beyond their powers in authorising the guarantee or security because it was not in the commercial interests of the company to give that guarantee or security.
We have not ourselves investigated any of these matters and express no opinions thereon or, consequently, on any of the matters referred to in sub-paragraphs 4.17.1, 4.17.2 and 4.17.3 above so far as they may affect any documents;
4.18	a party to a contract may be able to avoid its obligations under a contract (and may have other remedies) where it has entered into that contract on the basis of a mistake or has been induced to enter into that contract by a misrepresentation and the Scottish courts will generally not enforce an obligation if there has been fraud;

Application of Foreign Law
4.19	we make no comment with regard to references to foreign statutes, regulations or codes in any documents;
4.20	any provision of any documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any person may be ineffective;
4.21	the opinion expressed in this letter does not extend to any document or any provision of a document that would be inconsistent with or inapplicable to the laws of Scotland;
Default Interest and Indemnities
4.22	we express no opinion as to the validity and legally binding nature of the obligations to pay or to guarantee payment of interest on overdue amounts. A Scottish court will only give effect to such an obligation if it can be established that the rate of interest specified therein as being payable on sums overdue under any documents represents a genuine pre-estimate of loss and not a charge in the nature of a penalty. (However, a Scottish court will impose interest calculated in accordance with the Late Payment of Commercial Debts (Interest) Act 1998 as amended.) Should a Scottish court decide that the provisions amount to a charge in the nature of a penalty, you would not be able to enforce such provisions and would only be able to recover damages according to the normal common law rules. We can express no view on the question of whether the rate of interest specified constitutes a genuine pre-estimate of loss;
4.23	any undertakings or indemnities given by any Company in any documents in relation to United Kingdom stamp duties may be void or unenforceable under Section 117 of the Stamp Act 1891;
Discretions, Certifications and Amendments
4.24	where any party to any documents is vested with a discretion or may determine a matter in its opinion, the Scottish law may require that such discretion is exercised reasonably or that such an opinion is based on reasonable grounds;
4.25	we express no opinion as to taxation;
Other Qualifications
4.26	the enforcement in Scotland of any documents will be subject to the Scottish rules of civil procedure;
4.27	a Scottish court has jurisdiction, whenever it is necessary to prevent injustice, to sist (i.e. stay) or decline jurisdiction in Scotland. Subject to the provisions, where applicable, of the 1968 Brussels Convention and the 1988 Lugano Convention both as applied by the Civil Jurisdiction and Judgments Act 1982 (as amended by the Civil Jurisdiction and Judgments Act 1991) (together the "CJJ Act") which deal with jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, a Scottish court may sist proceedings or decline jurisdiction where it is shown that the proceedings can, without prejudice to the pursuer, be tried in a more convenient forum or if concurrent proceedings are pending or being brought elsewhere or where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties. Notwithstanding any express submission to jurisdiction, the Scottish courts may not have the power to decline jurisdiction, or sist proceedings in favour of the courts of a country or state, which is not an EU member state where the defendant is domiciled in Scotland. Where the provisions of the CJJ Act apply, the Scottish courts will be bound to sist proceedings or decline jurisdiction if the courts of another contracting or member state have already been seised in respect of proceedings between the same parties and involving the same cause of action. Further, pursuant to the CJJ Act if a related action is pending in the courts of another contracting or member state, the Scottish courts may, if they are not the court first seised, sist their own proceedings;

4.28	we express no opinion on any provision in any document purporting to waive a forum non conveniens defence or other similar right;
4.29	we express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under any document would be effective or enforceable;
4.30	where any obligation under any document is to be performed or observed, or is based upon a matter arising, in a country or jurisdiction outside Scotland, such obligation may not be enforced under the law of Scotland to the extent that such performance would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of that country or jurisdiction and a Scottish court may take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance;
4.31	if a party to any documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-Terrorism, Crime and Security Act 2001, or under the Treaty for establishing the European Community, or is otherwise the target of any such sanctions, then the obligations to that party under any documents may be unenforceable or void;
4.32	any security interest(s) constituted by any document will (insofar as they require registration under Section 878 of the Companies Act 2006) be void against a liquidator, administrator or creditor of the company granting the security interest(s) unless the original of such document and prescribed particulars of it are delivered (together with the appropriate fee) to the Registrar of Companies in Edinburgh for registration within 21 days after the creation of such security interest(s); and
4.33	we express no opinion (1) on whether any provision in any documents purporting to impose a trust on monies received by any Company would be effective against a liquidator, receiver, administrator or creditor; (2) on whether any power of attorney or other agency conferred by any documents might not survive the winding up, administration or receivership of any Company; and (3) as to the ability of any Company to observe and comply with their respective obligations under any documents.
The aggregate liability of CMS Cameron McKenna LLP (also referred to as, "us") and Our Personnel (should any liability attach to Our Personnel notwithstanding sub-clauses 12.3 and 14.3 of our General Terms and Conditions of Business) to you and all Associated Persons in respect of all claims by you and all Associated Persons arising out of or in connection with this opinion letter (including claims for legal costs and claims to which the provisions of sub-clauses 12.1 and 12.4 of our General Terms and Conditions of Business apply), whether arising as a result of any negligence by us or Our Personnel or otherwise, shall be limited to the sum of £25,000,000, provided always that there shall be no limitation in respect of any liability for fraud, dishonesty, reckless disregard of professional obligations or any liability which cannot be lawfully limited or which it would be unreasonable to limit.  This term shall be enforceable by Our Personnel.

In the foregoing paragraph:
"Associated Person":  any person who is not our client in relation to the matter but whom we agree shall be entitled to rely upon or receive our services in relation to the matter;
"Our Personnel":  our partners, employees, service company and the employees of our Overseas Offices as such expressions are defined in our General Terms and Conditions of Business; and
"this opinion letter":  this letter and future letters from us to you in connection with the Companies.
This opinion letter is given by CMS Cameron McKenna LLP (being signed by a partner in the Edinburgh office of such firm who is admitted by the Law Society of Scotland to practise law in Scotland), which assumes liability, and is responsible, for it.  No individual owes or shall owe any duty of care to any person for this opinion letter. Seward & Kissel LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.
Yours faithfully

/s/  Gordon Hay
For and on behalf of CMS Cameron McKenna LLP